EXHIBIT 99.1

Capitol Bancorp Center 200 Washington Square North Lansing, MI 48933 2777 East Camelback Road Suite 375 Phoenix, AZ 85016 www.capitolbancorp.com
Analyst Contact: Media Contact:	Michael M. Moran Chief of Capital Markets 877-884-5662 Stephanie Swan Director of Shareholder Services 517-372-7402

Capitol Bancorp Announces Results of Annual Meeting and the Appointment of Lawrence Connell as Vice Chairman

LANSING, Mich., and PHOENIX: April 30, 2010:  Capitol Bancorp Limited (NYSE: CBC) announced today the results of its annual meeting of shareholders held on Wednesday, April 28, 2010.  On the proposal to elect six Class III directors, board members Joseph D. Reid, Michael L. Kasten, David L. Becker, James C. Epolito, Kathleen A. Gaskin and Ronald K. Sable were each elected to hold office for three years.  The proposal to ratify the appointment of Capitol’s independent auditors, BDO Seidman, LLP was also approved.

At the meeting, it was also announced that, subject to regulatory approval, Lawrence Connell has been appointed Vice Chairman to the board of directors of Capitol.  In this position, Connell will provide guidance in the areas of liquidity and loan portfolio management.

Capitol’s Chairman and CEO Joseph D. Reid said, “We are pleased to welcome Mr. Connell to our organization.  The addition of a banking business leader of Connell’s caliber and expertise will be a great asset to us as we continue to change direction and prepare our organization for the new landscape in banking and future growth opportunities.”

Reid added Connell’s industry knowledge and ability to assist organizations during times of change complements our existing strategic initiatives involving the restructuring and repositioning of our organization.

Connell’s banking background and experience with banks and federal financial regulatory agencies are extensive.  He most recently served as a consultant to Promontory Financial Group LLC providing guidance to financial firms and a government-sponsored enterprise (GSE) in the area of risk management, structuring financing and ensuring Patriot Act compliance.

He was a senior consultant for the U.S. Treasury Department, Office of Technical Assistance, in Budapest, Hungary, advising governments in Eastern Europe and the former Soviet Union on the rehabilitation of their failed banking systems.  Connell was also appointed chairman of the National Credit Union Administration and was instrumental in creating its Central Liquidity Facility.   He also served as the bank commissioner for the State of Connecticut where he oversaw the state’s depository institutions.

Connell began his banking career with the U.S. Treasury, Office of the Comptroller of the Currency as a field examiner and subsequently served as the deputy regional administrator.  He holds a bachelor of arts degree from Harvard College, a juris doctor degree from Georgetown University and a master of arts degree in economics from Trinity College.

About Capitol Bancorp Limited
Capitol Bancorp Limited (NYSE: CBC) is a $5.1 billion national community banking company with a network of separately chartered banks in 16 states. Founded in 1988, Capitol Bancorp Limited has executive offices in Lansing, Michigan, and Phoenix, Arizona.

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